                                                                      EXHIBIT A











                                 LOAN AGREEMENT

                                  By and Among


                            PRECISION SYSTEMS, INC.,
                             A DELAWARE CORPORATION,

                            RMS LIMITED PARTNERSHIP,
                          A NEVADA LIMITED PARTNERSHIP,

                          VULCAN VENTURES INCORPORATED,
                            A WASHINGTON CORPORATION

                                       and

                                MR. DIDIER PRIMAT


                         Dated as of September 30, 1997


                            -------------------------

                                   $6,000,000

                             TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----

ARTICLE 1 Definitions.................................................................. 1

ARTICLE 2 Loans........................................................................ 3
   2.1   Unsecured Loans............................................................... 3
   2.2   Interest...................................................................... 3
   2.3   Payments...................................................................... 4

ARTICLE 3 [INTENTIONALLY OMITTED]...................................................... 4

ARTICLE 4 Covenants.................................................................... 4
   4.1   Accounting Records............................................................ 4
   4.2   Corporate Existence........................................................... 5
   4.3   Qualification to Do Business.................................................. 5
   4.4   Compliance with Laws.......................................................... 5
   4.5   Taxes and Other Liabilities................................................... 5
   4.6   Maintenance of Property....................................................... 5
   4.7   Notification of Events of Default and Adverse Developments.................... 5

ARTICLE 5 Events of Default............................................................ 6
   5.1   Events of Default............................................................. 6
   5.2   Acceleration.................................................................. 6

ARTICLE 6 Miscellaneous................................................................ 7
   6.1   Successors and Assigns........................................................ 7
   6.2   Sale of Interests............................................................. 7
   6.3   Lost Promissory Note.......................................................... 7
   6.4   No Implied Waiver............................................................. 7
   6.5   Amendments; Waivers........................................................... 7
   6.6   Severability.................................................................. 8
   6.7   Notices....................................................................... 8
   6.8   Interpretation................................................................ 9
   6.9   No Right of Set Off........................................................... 9
   6.10  Governing Law................................................................. 9
   6.11  Counterparts.................................................................. 9
   6.12  Headings and Sections......................................................... 9

Exhibit

Exhibit A -- Promissory Note

                                LOAN AGREEMENT


             THIS LOAN AGREEMENT (this "Agreement"), dated as of September 30, 1997, is made and entered into by and between Precision Systems, Inc., a Delaware corporation ("Borrower"), RMS Limited Partnership, a Nevada limited partnership ("RMS"), Vulcan Ventures Incorporated, a Washington corporation ("Vulcan") and Mr. Didier Primat ("Primat").

                                 WITNESSETH:

             WHEREAS, RMS, Vulcan and Primat (each a "Lender" and collectively the "Lenders") have each agreed to loan $2,000,000 to Borrower pursuant to the terms and conditions of a Subscription Agreement dated as of September 30, 1997 (the "Subscription Agreement");

             NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE 1

                                 DEFINITIONS

             In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

             "Acceleration" means that the Loans (i) shall not have been paid at the Maturity Date, or (ii) shall have become due and payable prior to the Maturity Date pursuant to Section 5.2.

             "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that neither party to this Agreement shall be deemed to be an Affiliate of the other party.

             "Agreement" or "Loan Agreement" means this Loan Agreement, as amended from time to time.

               "Borrower" shall have the meaning set forth in the heading of this Agreement.

               "Business Day" means a day when national banks located in New York City are open for business.

               "Closing Date" means September 30, 1997.

               "Event of Default" shall have the meaning set forth in Article 5 hereof.

               "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

               "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Indebtedness" of any Person means all liabilities, obligations and reserves, contingent or otherwise of such Person.

               "Loan" and "Loans" shall have the meanings set forth in Section
2.1 hereof.

               "Material Adverse Effect" means a material adverse effect on the business, assets, operations or financial condition of Borrower or on the ability of Borrower to pay the Loans in accordance with the terms of this Agreement.

               "Maturity" means any date on which the Loans become due and payable, whether as stated on the Maturity Date or by virtue of mandatory prepayment, by Acceleration or otherwise.

               "Maturity Date" means January 1, 1999.

               "Maximum Rate" shall have the meaning set forth in Section 2.2 hereof.

               "Note" means the promissory notes executed by Borrower in the form of Exhibit A hereto and evidencing the Loans.

               "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lenders by Borrower, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this

Agreement, the Note and all extensions, amendments, modifications, restructurings and refinancings of any of the above.

               "Person" means any individual, corporation, partnership, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

               Any accounting term not defined herein shall have the meaning given to it under GAAP.

                                  ARTICLE 2

                                  THE LOANS

               2.1 Unsecured Loans. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Borrower set forth in this Agreement and the Subscription Agreement, each of the Lenders agrees to loan (each a "Loan" and collectively the "Loans") to Borrower on the Closing Date $2,000,000. Borrower's obligation to repay the Loans shall be evidenced by promissory notes of Borrower to each of the Lenders in the form attached hereto as Exhibit A.

               2.2   Interest.

                     (a) Interest. Each Loan shall bear interest from the Closing Date on the unpaid principal amount thereof until such amount is paid (whether upon Maturity, by Acceleration or otherwise) at a rate per annum equal to 8%. Interest will be compounded quarterly at the end of each calendar quarter.

                     (b) Computation of Interest. Interest shall accrue daily and shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

                     (c) Post-Maturity Interest. After Maturity (whether by acceleration or otherwise) of the Loans, the Loans shall bear interest, payable on demand, at a rate per annum equal to 12%.

                     (d) Maximum Interest Rate. Nothing in this Agreement shall require Borrower to pay interest at a rate exceeding the maximum amount permitted by applicable law to be charged by Lenders (the "Maximum Rate"). If the amount of interest payable for the account of Lenders on any day in respect of the immediately preceding interest computation period, computed pursuant to this Article 2, would exceed the Maximum Rate, the amount of interest payable for its account on such interest payment date shall automatically be reduced to the Maximum Rate.

               2.3   Payments.

                     (a) Payments of Loans. On the Maturity Date, Borrower shall pay to Lenders the unpaid principal on the Loans.

                     (b) Payments of Interest. On September 30, 1998 and on the Maturity Date, Borrower shall pay to Lenders all interest accrued and unpaid by Borrower with respect to the Loans through and including the date of payment.

                     (c) Optional Prepayment. Borrower may at any time, and from time to time, prepay the Loans in whole or in part, without penalty or premium; provided that any such prepayment (if less than the prepayment of all unpaid principal and interest on the Loans) shall be made in equal amounts to each of the Lenders. Any prepayment shall be applied first to accrued and unpaid interest and thereafter to the outstanding principal balance of the Loans.

                     (d) Payments. All payments of interest and principal shall be in United States dollars and immediately available funds to Lenders at the addresses for notices set forth in this Agreement and shall be made prior to 1:00 P.M. Eastern Time on the date of the scheduled payment. All payments received after such time shall be credited the next succeeding Business Day, and interest shall continue to accrue.


                                  ARTICLE 3

                           [INTENTIONALLY OMITTED]


                                  ARTICLE 4

                                  COVENANTS

               Unless each Lender shall agree to waive compliance with the following covenants, Borrower shall comply with the following provisions so long as the Loans are outstanding:

               4.1 Accounting Records. Borrower shall maintain adequate books and accounts in accordance with GAAP consistently applied. Borrower shall deliver to a Lender any information regarding the business or the finances of Borrower as such Lender may reasonably request.

               4.2 Corporate Existence. Borrower shall preserve and maintain its corporate existence in good standing in the jurisdiction of its formation and all of its licenses,

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privileges and franchises and other rights necessary or desirable in the ordinary course of its businesses, except to the extent that the failure to do so would not have a Material Adverse Effect.

               4.3 Qualification to Do Business. Borrower shall qualify to do business and shall be and remain in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent that the failure to be so qualified and in good standing would not have a Material Adverse Effect.

               4.4 Compliance with Laws. Borrower will observe and comply in all material respects with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time may be applicable to Borrower, a violation of which could be reasonably expected to have a Material Adverse Effect.

               4.5 Taxes and Other Liabilities. Borrower will pay and discharge prior to the date on which penalties attach thereto all taxes, assessments and governmental charges, license fees and levies upon or with respect to Borrower, and upon the income, profits and property of Borrower, unless and to the extent that such taxes, assessments, charges, license fees and levies are being contested in good faith and by appropriate proceedings diligently conducted by Borrower, and provided that such reserve or other appropriate provisions as are required in accordance with GAAP will have been made therefor except to the extent that the failure to do so would not have a Material Adverse Effect.

               4.6 Maintenance of Property. Borrower shall (i) maintain, keep and preserve all of its material properties in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacement and improvements thereto, and (ii) maintain, preserve and protect all franchises, licenses, copyrights, patents and trademarks material to its Business.

               4.7 Notification of Events of Default and Adverse Developments. Borrower shall promptly notify Lenders of the occurrence of (i) any Event of Default or any event which, upon the lapse of time or the giving of notice or both, would constitute an Event of Default hereunder; (ii) any event, development or circumstance whereby any financial statements most recently furnished to Lenders fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operating results of Borrower as of the date of such financial statements; and (iii) each and every event which would be an Event of Default (or an event which with the giving of notice or lapse of time or both would be an Event of Default) under any Indebtedness of Borrower, such notice to include the names and addresses of the holders of such indebtedness and the amount thereof.

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                                  ARTICLE 5

                              EVENTS OF DEFAULT

               5.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                     (a) Borrower shall fail to pay when due any payment of principal or interest or any other sum payable hereunder;

                     (b) Borrower shall default in the performance of any of its material agreements under any provision of this Agreement;

                     (c) Any warranty or representation made by Borrower in the Subscription Agreement shall be untrue in any material respect as of the Closing Date;

                     (d) Borrower shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or Borrower shall file a petition initiating or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or Borrower shall apply for, or by consent or acquiescence there shall be an appointment of a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or Borrower shall make an assignment for the benefit of creditors; or Borrower shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of Borrower under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against Borrower under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted; or (ii) the petition commencing the involuntary case is not dismissed within 30 days of its filing; or (iii) an interim trustee is appointed to take possession of all or a portion of the property, to operate all or any part of the business of Borrower, or both; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer;

               5.2 Acceleration. If any Event of Default described in Section 5.l(a) or (d) shall occur, all Loans shall become immediately due and payable, all without notice of any kind. If any other Event of Default described in
Section 5.1 (other than an Event of Default described in Section 5.1(a) or (d)) shall occur, upon ten (10) days notice, any Lender may declare all Loans to be due and payable, whereupon all Loans shall immediately become due and payable provided that Borrower shall not have cured such Event of Default prior to the expiration of such period. Any such declaration made pursuant to this Section 5.2 may be rescinded by the Lender or Lenders making such declaration.


                                  ARTICLE 6

                                MISCELLANEOUS

               6.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective permitted successors and assigns.

               6.2 Sale of Interests. Lenders agree that they shall not be entitled to sell, assign, transfer, negotiate or grant participations in all or any part of or any interest in, its rights and obligations under this Agreement without the prior written consent of Borrower.

               6.3 Lost Promissory Note. Upon receipt of evidence reasonably satisfactory to Borrower of the ownership of and the loss, theft, destruction or mutilation of a Note and indemnification reasonably satisfactory to Borrower or, in the case of any mutilation, upon the surrender of such Note for cancellation to Borrower at its principal office, Borrower at its expense (except as provided below) will execute and deliver to a Lender, in lieu thereof a new Note of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Borrower may require payment by Lender of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such replacement. Any Note in lieu of which any such new Note has been so executed and delivered by Borrower shall not be deemed to be an outstanding Note for any purpose of this Agreement.

               6.4 No Implied Waiver. No delay or omission to exercise any right, power or remedy accruing to Lenders upon any breach or default of Borrower under this Agreement shall impair any such right, power or remedy of Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a wavier of any other breach or default occurring theretofore or thereafter.

               6.5 Amendments; Waivers. No amendments, modification or waiver of or consent with respect to, any provision of this Agreement, shall be effective unless the same shall be in writing and signed and delivered by Lenders and Borrower. Any amendment, modification, waiver or consent hereunder shall be effective only in the specific instance and for the specific purpose for which given.

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               6.6   Severability. Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement shall remain valid.

               6.7 Notices. Any notice which a Lender or Borrower may be required or may desire to give to the other parties under any provision of this Agreement shall be in writing by overnight delivery service, certified mail, telex or electronic facsimile transmission and shall be deemed to have been given or made when received and addressed as follows:

To Lenders:

   RMS Limited Partnership
   50 West Liberty Street
   Suite 650
   Reno, Nevada  89501

   Vulcan Ventures Incorporated
   110 110th Avenue, N.E.
   Suite 550
   Bellevue, Washington 98004

   Didier Primat
   Collonges Bellerive, Switzerland

If to Borrower, at:

   Precision Systems, Inc.
   11800 30th Court North
   St. Petersburg, Florida 33716


   With a copy similarly addressed to:

         Thomas J. Egan, Jr., Esquire
         Baker & McKenzie
         815 Connecticut Avenue, N.W.
         Washington, D.C.  20006

               Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

               6.8 Interpretation. This Agreement, together with the Exhibit to this Agreement and the Subscription Agreement, is intended by Lender and Borrower as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete statement of the terms and conditions of such agreement.

               6.9 No Right of Set Off. Borrower will not be entitled to offset against any of its financial obligations to Lenders under this Agreement, any obligation owed to it or any of its Affiliates by or for Lender or any Affiliates of Lender.

               6.10 Governing Law. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. AT THE OPTION OF LENDER, AN ACTION MAY BE BROUGHT TO ENFORCE THE OBLIGATIONS AND THIS AGREEMENT IN ANY COURT LOCATED IN THE STATE OF DELAWARE, U.S.A. OR IN ANY OTHER COURT IN WHICH VENUE AND JURISDICTION ARE PROPER.

               6.11 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

               6.12 Headings and Sections. Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement. Unless otherwise specified, references in this Agreement to Sections, Articles, Exhibits or Schedules are references to sections and articles of and Exhibits and Schedules to, this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LENDERS:                           RMS Limited Partnership,
                                   a Nevada limited partnership

                                   By: Crystal Diamond, Inc.
                                   Its: General Partner



                                   By:
                                      -----------------------------------
                                      C. Thomas Burton, Jr.
                                   Its: President

                                   Vulcan Ventures Incorporated,
                                   a Washington corporation



                                   By:
                                      -----------------------------------
                                   Its:
                                       ----------------------------------




                                   --------------------------------------
                                   By: Mr. Didier Primat


BORROWER:                          Precision Systems, Inc.,
                                   a Delaware corporation



                                   By:
                                      -----------------------------------
                                   Its:
                                       ----------------------------------